Exhibit 99.1

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

PRESS RELEASE
Contact: Cortney Klein
February 8, 2016	(302) 571-5253 cklein@wsfsbank.com

WSFS to Present at the Keefe, Bruyette & Woods Winter Financial Services Symposium

WILMINGTON, Del. — WSFS Financial Corporation (NASDAQ:WSFS), the parent company of WSFS Bank, today announced that Mark A. Turner, President and Chief Executive Officer, and Rodger Levenson, Chief Financial Officer, will be hosting one-on-one meetings with investors and analysts at the KBW Winter Financial Services Symposium on Thursday, February 11 in Boca Raton, FL.

Presentation Materials: The presentation materials are expected to be available on the investor relations page of the Company’s website, investors.wsfsbank.com at the end of business on Wednesday, February 10, 2016.

About WSFS Financial Corporation

WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest and largest, locally-managed bank and trust company headquartered in Delaware and the Delaware Valley. As of December 31, 2015 WSFS Financial Corporation had $5.6 billion in assets on its balance sheet and $13.2 billion in fiduciary assets, including approximately $1.2 billion in assets under management. As of December 31, 2015, WSFS operates from 63 offices located in Delaware (44), Pennsylvania (17), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking, cash management and trust and wealth management. Other subsidiaries or divisions include Christiana Trust, WSFS Wealth Investments, Cypress Capital Management, LLC, Cash Connect®, Array Financial and Arrow Land Transfer. Serving the Delaware Valley since 1832, WSFS Bank is the seventh oldest bank in the United States continuously operating under the same name. For more information, please visit wsfsbank.com.

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